Exhibit 10(g)

MANAGING GENERAL AGENCY AGREEMENT

Protective Insurance Company, an Indiana corporation, with main administrative offices located at 1099 North Meridian Street, Indianapolis, IN 46204, hereinafter referred to as “the Company” and Paladin Catastrophe Management LLC, a New Jersey corporation, located at 51 Grove Street, Suite 3, Chester, NJ, 07930 (“Manager”) agree as follows:

Section 1 – SCOPE OF APPOINTMENT; DUTIES

1.1	The Company appoints Paladin Catastrophe Management LLC as a Managing General Agent (“Manager”) for production of assumed reinsurance business.

1.2	The effective date of this Agreement will be July 2, 2007 and shall remain in effect until cancelled, as provided in Section 9 of this Agreement.

1.3
The Company shall have a first right of refusal relating to any insurance or reinsurance business produced and/or underwritten by the Manager while this Agreement is in force.  The Manager will present the business to the Company in a manner that allows for the full and complete analysis by the Company of all aspects of the business.

1.4
The Company shall have a reasonable period of time in which to analyze any business presented by the Manager.  Should the Company choose to accept the business, or any portion thereof, the Company shall have the exclusive right to such accepted business produced and/or underwritten by the Manager.

1.5
Each type of business produced shall be subject to a separate agreement covering the specific terms and limitations related to that business.  The Company and the Manager shall mutually agree upon what constitutes a separate type of business (i.e. property catastrophe reinsurance assumed).  Each separate agreement will be bound by the provisions of this Managing General Agency Agreement in addition to the provisions of the separate agreements.  Each such separate agreement shall be listed in Exhibit A attached hereto.

1.6
If the Company declines to accept business presented to it by the Manager, the Manager may seek other markets for such business only after formal written rejection by the Company.  The Company shall provide such written rejection on a timely basis after it has completed its evaluation of the business.

1.7	This appointment of Manager is not exclusive. The Company is free to solicit other intermediaries for business.

1.8	The Manager’s appointment is limited to the authority necessary and reasonably required for the Manager to perform its duties and discharge its responsibilities as described in this agreement.

1.9
The Manager will at all times obey all underwriting guidelines and directives as the Company may from time to time promulgate for production of the business, as specified in the separate contracts listed in Exhibit A.  The Manager agrees not to bind coverage or sign contracts of reinsurance in the name of the Company in contravention of any such guidelines, rules, instructions, or directives without specific written approval by the Company.  The Manager further agrees not to bind retrocessions on behalf of the Company, unless specifically authorized by the Company in writing, or commit the Company to participate in any insurance or reinsurance syndicate.

1.10	The Manager agrees not to issue any advertising or promotional material bearing the Company’s name(s) or logo(s) without first obtaining the written approval of the Company.

1.11	The Manager will disclose to the Company any relationship it has with any insurer or broker, including any relationships resulting from the Company declining product submissions by the Manager.

1.12
The Manager will provide annually a review, in the form prescribed by Statement on Accounting Standards 70, from an independent certified public accountant that the Manager’s accounting for premiums and losses provided to the Company have been made on a timely and accurate basis.

1.13
The Company may, at any time with five business days notice, conduct an onsite review of the underwriting and claims processing operations of the Manager. The Manager is prohibited from appointing any producer or sub-reinsurance intermediary manager.  All Contracts will be underwritten directly by the Manager and will be accepted from Licensed Reinsurance Brokers and Intermediaries in an open market forum.  In no way will the Manager give its underwriting authority to any other entity or assume any risk without the Company’s express written approval of each individual contract.

1.14
The Manager must maintain an office and staff capable of handling all business written by the Manager, including business placed with other markets as the result of Company declinations.  This shall include, but not be limited to the maintenance of Catastrophe model(s), computers, telephones and other systems necessary to write and service business written by the Manager.

1.15
The Manager and its officers agree to devote substantially all of their full efforts and time to (1) the business covered by this managing general agency agreement, (2) services as investment advisor to Baldwin & Lyons Capital Management LLC ILS Fund covered under a separate terms sheet, and (3) those services covered under Section 1.16.

1.16
In addition to underwriting for other markets for business first offered to, but declined by, the Company, the Manager will be permitted to provide services to other customers relating to modeling catastrophe risk for take-out insurance companies, each of which shall be disclosed to the Company.  No tools, including but not limited to modeling software, purchased or funded by the Company with respect to business produced by the Manager for Company may be utilized in conducting any business for other customers, without the express written approval of the company.  Should the Company approve the use of such tools by the Manager for other business, any cost of such tools will be shared on a basis to be agreed by the Company and the Manager on a case by case basis.

Section 2 –MANAGER’S EXPENSES

2.1
Unless otherwise designated in the separate agreements listed in Exhibit A, the Manager will pay its own expenses incurred in producing and servicing the business.  The Manager will not charge the Company, or commit the Company to pay, any expense, debt, or obligation in connection with production of the business unless prior written approval is obtained from the Company.

2.2
The Manager will pay for its own data processing hardware and software.   The Manager further will be responsible for fees for data processing and communication software and technology including, but not limited to, necessary line charges.  Manager will also maintain all necessary hardware and software licenses.

2.3
The Manager will indemnify the Company for any fees, penalties and/or fines relating to special examinations conducted by the local regulatory authority having jurisdiction over the Company arising from the business produced hereunder to the extent that the fees, penalties, fines and/or examinations in question arise from the acts of the Manager.  Any fees, penalties or examinations that are the result of normal business activity outlined in this contract will be payable by the Company.

2.4	The Manager will pay all audit fees for examinations specified in Section 1.12.

Section 3 – PREMIUMS AND DEPOSITS

3.1
Unless otherwise designated in the separate agreements listed in Exhibit A, the Manager will direct the insured, the primary insurer or their designated agent or broker or intermediary to remit all deposits and premiums on contracts of reinsurance written pursuant to this agreement, net of brokerage commission or any offsets allowed per the terms of each contract of reinsurance, directly to the Company.

3.2
Unless otherwise designated in the separate agreements listed in Exhibit A, it is hereby agreed and understood that the Manager is responsible for, and guarantees to the Company, payment of all premium on contracts of insurance or reinsurance bound by the Manager on behalf of the Company even if not collected by the Manager.  The Manager agrees it will be responsible for all bad debts and will promptly pay Company upon demand.  The Manager agrees to bear any expense, including reasonable attorneys’ fees and costs expended by the Company, to enforce collection from the Manager.

Section 4 – COMPENSATION

Each separate agreement listed in Exhibit A will specify the Manager’s compensation for the business covered by that particular agreement.  No compensation will be paid to the Manger for the initiation of, maintenance of or termination of this Managing General Agency Agreement.

Section 5 – LOSS NOTICES AND SETTLEMENTS                                                                                     Unless otherwise designated in the separate agreements listed in Exhibit A:

5.1
The Manager will issue notice to the Company immediately upon receiving notice of an event that has or may cause a loss to the program. The Manager will verify the validity and applicability of the claim in relation to coverage provided under the related contract and make its best assessment of the ultimate liability of each reinsured based on the information on hand and transmit such information to the Company.

5.2
The Company shall have sole authority to remit payments in partial or full settlement of claims arising from contracts of insurance under this Agreement.  Such payments will be made directly to the insured or the insured’s broker, as applicable.  The Company will endeavor to settle claims promptly upon receipt of sufficient information from the Manager and/or the insured; however, the Company shall have the authority to withhold payment pending receipt of additional information, as it deems necessary to properly evaluate the claim.  In the event that the contract of reinsurance carries a Cash Call provision, the Company will remit payment in accordance with the Cash Call provision.

5.3
The Manager will provide the Company with all information on each claim necessary for the Company to record and evaluate the loss and shall send a copy of the claim file to the Company upon their request.

5.4
All claims files will be the joint property of the Company and the Manager.  However, upon an order of liquidation of the Company, the Manager will simultaneously and immediately provide the liquidator with copies of all the claim files.  With respect to claim files pertaining solely to a Company in liquidation, the Manager will have reasonable access to and the right to copy the files on a timely basis.

Section 6 – REGULATORY COMPLIANCE

6.1
The Manager is authorized to accept submissions on behalf of the Company from insurance and reinsurance intermediaries.  It is the sole responsibility of the Manager to ensure the intermediaries selected by the Manager are licensed by the appropriate regulatory authorities.

6.2
The Manager represents and warrants (a) it has all necessary licenses and authorizations from regulatory authorities necessary to produce the business; (b) it will maintain its licenses and authorizations in good standing; (c) will comply with all other state and federal laws and regulations governing the Company and the Manager and (d) will provide copies of all such licenses and authorizations to the Company.

6.3	The Manager will comply with the rules, laws and regulations in all states in which business under this agreement will be produced.

6.4	The Manager will defend, indemnify and hold Company harmless for any claim, investigation, fine or other action arising from Manager’s failure to fully comply with Section 6 of this agreement.

6.5
In the event that Manager receives a request to disclose all or any part of the information in its possession concerning Company under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body, it agrees to (i) promptly notify Company of the existence, terms, and circumstances surrounding such a request so that it may take action to seek an appropriate protective order and/or waive compliance with the provisions of this Agreement, and (ii) if disclosure of all or a part of such requested information is required in the opinion of Manager's counsel, exercise reasonable efforts to assist Company to obtain an  order or other reliable assurance that confidential treatment will be accorded to that portion of the requested information that is required to be disclosed.  The parties agree, however, that all costs and expenses including, but not limited to attorneys’ fees, incurred in obtaining such an order or other reliable assurances regarding the confidential treatment of the information in possession of the Manager is the sole responsibility of Company."

6.6
Manager warrants and represents that its services and software used to carry out its obligations under this Agreement do not and will not violate or infringe upon any copyright, trademark, patent, trade secret or other proprietary right of any third party.  Manager shall, at its own expense, defend, indemnify and hold harmless Company against and from any action, claim, suit, or proceeding brought against Company by a third party arising out of Company's violation or infringement of any copyright, trademark, patent, trade secret or other proprietary right to the extent based on Company's authorized use or possession of Manager’s services and software; provided that Company notifies Manager promptly of any such claims or suits. Manager shall have the right to conduct the defense of any such claim, suit, proceeding, or action and all negotiations for settlement or compromise, unless otherwise mutually agreed to in writing by the parties hereto.  However, Company, at its own expense, shall have the right to participate in the defense of any such claim, suit, proceeding, or action through counsel of its choosing.

Section 7 – MAINTENANCE OF RECORDS; COMPANY ACCESS

7.1
The Manager will maintain true and complete records of all material transactions involving contracts of reinsurance written under this agreement.  Furthermore, the Manager will maintain its records for such period of time as will comply with applicable laws and regulations governing retention of records.  As often as the Company may reasonably request, during the term of this agreement and for as long after termination as the Company deems necessary to protect its interests, the Manager will permit the Company and its authorized representatives to inspect and examine the Manager’s records of all transactions involving the business.  The Manager agrees to cooperate and render assistance in any inspection or examination and will make copies of any books and records and furnish them to the Company or its representatives.

7.2
When transactions involving the business are recorded on the Manager's data processing system(s), the Manager will, on a monthly basis, back up records of all transactions and will maintain backup records at a location other than the location where original records are maintained.

Section 8 – INSURANCE AND BOND

8.1	The Manager agrees to secure and maintain bonds as required under the terms of its licenses from an admitted surety.

8.2
At its sole expense, the Manager agrees to maintain in full force and effect during the term of this agreement policy(ies) of errors and omissions insurance (a) in the minimum amount of $5,000,000 with a deductible not to exceed $50,000; and (b) issued by an insurer acceptable to the Company.  Prior to signing this agreement and at each subsequent renewal of the policy(ies), the Manager agrees to have the Company named as an additional insured on the policy(ies) and will furnish the Company a certificate of insurance.  The Manager will notify the Company 30 days prior to normal expiration or anniversary, or immediately upon notification that coverage will be canceled.  The Manager will instruct its errors and omissions insurer to furnish the Company with any notice of cancellation, non-renewal, or other lapse in the policy(ies).  Upon termination of this agreement, the Manager will, at its sole expense, purchase extended reporting coverage until all contracts of reinsurance in force at the time of termination have reached their natural expiration.

8.3
The Company may, at its sole expense, request that the Manager maintain in full force and effect during the term of this agreement policy(ies) of employee theft insurance covering the Manager  and its employees (a) in the minimum amount of $300,000, with a deductible not to exceed $50,000; and (b) issued by an insurer acceptable to the Company.  Prior to signing this agreement and at each subsequent renewal of the policy(ies), the Manager agrees to have the Company named as an additional insured on the policy(ies) and will furnish the Company a certificate of insurance.  The Manager will notify the Company 30 days prior to normal expiration or anniversary, or immediately upon notification that coverage will be canceled.  The Manager will instruct its employee theft insurer(s) to furnish the Company with any notice of cancellation, non-renewal, or other lapse in the policy(ies).  In the event of a loss payable by the Manager’s insurer(s), the Manager agrees to pay the deductible directly to the Company.

Section 9 – TERMINATION

This Managing General Agency Agreement can be terminated only as follows:

9.1	The Company can cancel this agreement for any reason, upon written notice delivered to the Manager.

a.
Business in-force on the date of notice of cancellation of this agreement shall run-off under the terms of the separate agreements, listed in Exhibit A, in place on that date, including profit commission calculations and separate termination clauses, without change because of the termination of the managing general agency agreement.

b.
The Manager and its officers and employees each agree not to solicit business from any account/insured inforce on the date of agreement cancellation notice (In-force Business), unless specifically requested to do so by The Company or upon receipt of written notification from The Company of its intention not to solicit or renew any of the In-force Business.

c.
The Manager and its officers and employees will engage in no action which would cause The Company to be unable to solicit and renew any In-force Business during the Agreement Termination Period and the Company will be considered the owner of all In-force Business unless the Company provides to The Manger written notification of the Company’s intention not to solicit or renew any of the In-force Business.

d.
The Manager will deliver to the Company, upon request at any time during the Agreement Termination Period, all marketing and underwriting information regarding In-force Business on the date of cancellation of this treaty.

e.
If The Company shall continue to solicit and renew any In-force Business, compensation to The Manager shall be in the form of a flat commission on any such inforce business renewed by The Company or its affiliates during the Agreement Termination Period.  A contract will be considered a renewal if any portion of the reinsured is covered on an on-going basis by the Company.  The Manager shall be paid the greater of a commission rate of 3.0%, applied to all audited original premium earned for the entire policy terms on business renewed during the Agreement Termination Period, specifically excluding any and all reinstatement premium, or $300,000 per underwriting year.  The commission rate shall apply to all premium other than reinstatement premium.

9.2	The Manager may cancel this Managing General Agency Agreement, upon 15 days written notice delivered to the Company, only for the following reasons:

a.	In the event of a down-grade of Company’s rating from A.M. Best to lower than A-.

b.	In the event that The Company’s statutory surplus is reduced by 25% accompanied by a down-grade of The Company’s rating from A.M. Best to A- or lower.

c.
A change in the majority ownership of the Company and/or Baldwin & Lyons, Inc. or, in the event that the following individuals are no longer employed by the Company: Gary W. Miller, Joseph J. DeVito, G. Patrick Corydon and John E. Mitchell.  Cancellation for this reason shall require three months notice to the Company and will be subject to the same general conditions enumerated above for cancellation notice by the Company, with the twenty-four month Agreement Termination Period being replaced by a three month Agreement Termination Period.

Business in-force on the date of notice of cancellation of this agreement from the Manager shall run-off under the terms of the agreements in place on that date, including profit commission calculations and separate termination clauses, without change because of the termination of the managing general agency agreement.

9.3
In the event that provisions of this section 9 are in conflict with terminations provisions in the separate agreements listed in Exhibit A, the provisions of the separate agreements will apply to the specific business covered by that agreement.

9.4
Upon termination of this agreement the Manager promptly will provide the Company, at the Manager’s expense, copies of all claims and contract files pertaining to the business.  These files will include, but will not be limited to, submissions for contracts of insurance and reinsurance, all underwriting and rating files, copies of the contracts, endorsements, loss notices, and all correspondence related to each contract of reinsurance assumed by the Manager.

Section 10 – SPECIAL TERMINATION

10.1
The Manager may cancel the Company’s participation hereon at any time with respect to premium earned and losses occurring on or after the date of cancellation by giving 15 days written notice, upon occurrence of any of the following:

i.	The Company becomes insolvent or is placed in conservation or has a receiver appointed; or

ii.	The Company has been ordered by a regulatory authority to cease doing business.

10.2     In the event the Company’s participation is cancelled in accordance with Section 10.1, the Company will, subject to limitations imposed by a bankruptcy court or other regulatory authority having jurisdiction, return to the Manager any unearned premium (less ceding commission thereon) applicable to subject business in force at the effective date of cancellation.  The Company will remain liable for losses occurring and continue to benefit from premiums collected or losses reduced prior to this date.

Section 11 – INDEMNIFICATION; REIMBURSEMENT

11.1
The Company agrees to defend, indemnify, and hold the Manager harmless from any claim or loss arising out of any act, or omission to act, of the Company in performance of this agreement.  Claim or loss includes, but is not limited to, attorney fees, court costs, interest payments, and expenses of investigation, defense, or settlement.  This indemnification does not apply to the acts or omissions of the Manager which caused or contributed to claim or loss.

11.2
The Manager agrees to defend, indemnify, and hold the Company harmless from any claim or loss arising out of any act or omission to act of the Manager in performance of this agreement.  Claim or loss includes, but is not limited to, attorney fees, court costs, interest payments, and expenses of investigation, defense, or settlement.  This indemnification does not apply to the acts or omissions of the Company which caused or contributed to claim or loss

11.3
The Manager further agrees to defend, indemnify, hold the Company harmless from, and reimburse the Company for, any fines, penalties, or administrative action imposed by legal or regulatory authorities which arose out of the Manager’s failure to comply with this agreement, including, but not limited to the provisions of Section 6.

11.4
If the Company and the Manager are sued in relation to business pursuant hereunder, in the sole discretion of the Company, the Company and the Manager may hire common defense counsel and waive conflicts.  If they do not hire common counsel and must hire their own attorneys, they agree that the Company will direct the defense.

Section 12 – INDEPENDENT CONTRACTOR STATUS

The Manager agrees it is an independent contractor.  It further agrees the Company has no authority or right to control the Manager’s method of performance of its duties and responsibilities under this Agreement.  No officers, directors, employees, or agents of the Manager will be regarded as employees of the Company.

Section 13 – OFFSET

The Company and the Manager have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement.  The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums, losses, expenses or otherwise.

Section 14 - MISCELLANEOUS

14.1	The authority, duties, and responsibilities of the Manager cannot be assigned.

14.2
This is the entire agreement between the parties with respect to general managing general agency operations.  Separate agreements listed in Exhibit A may carry different or more restrictive provisions than those contained in this agreement and, when in conflict, is it is agreed that the provisions of the separate agreements will prevail. This agreement can be modified only in writing signed by the parties.  It may not be modified verbally, nor may it be modified by any subsequent practice or course of dealing by the parties.

14.3
Failure or delay by the Company to enforce any of the provisions of this agreement will not constitute a waiver of any of its rights or privileges under this agreement, unless in each instance the Company signs a written waiver.  No written waiver will modify this agreement or affect the rights of the Company with respect to any subsequent default or failure of performance by the Manager.

14.4	This agreement is an Indiana contract and will be construed in accordance with the laws of the State of Indiana and that all actions will be handled by the courts located in Marion County, Indiana.

14.5
If any portion of this agreement is deemed invalid or unenforceable, the invalid or unenforceable portion is considered severed from the agreement and the remainder of the agreement will remain in full force and effect.

14.6
The headings are merely descriptive and provided for ease of reference; they will not affect interpretation of this agreement.  If any heading is inconsistent with any provision of the agreement, the provision will control.

14.7	This agreement may be signed in counterparts, each of which will constitute an original.

14.8
To the extent the Manager receives nonpublic personal information provided by the Company, the Manager agrees to maintain the confidentiality of such information.  Nonpublic personal information means personally identifiable personal and financial information pertaining to the Company, its employees and reinsureds.  The Manager agrees not to disclose nonpublic personal information except as necessary to perform its obligations under this agreement, with the written authorization of the individual, or as permitted or required by State of federal law.  The Manager further agrees to maintain physical, electronic and procedural safeguards to protect this information.  Manager further agrees that, in having access to non-public information, that it will at all times indemnify and keep indemnified Company and hold and save it harmless from and against any and all liability, losses, costs, damages, attorneys’ fees and expenses of whatever kind which Company may sustain or incur by reason of Manager's sharing non-public information

14.9 The Company and the Manager agree that they will not disclose one another’s trade secrets or proprietary information.

14.10 Indemnification and privacy provisions contained within this Agreement shall survive termination.

Section 15 – NOTICES

Any notice required or permitted to be given under this agreement must be in writing.  Notice is deemed given when delivered personally or on the date of mailing after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

To Company:	To Manager:
Protective Insurance Company	Paladin Catastrophe Management LLC
1099 North Meridian Street	51 Grove Street, Suite 3
Indianapolis, IN 46204	Chester, NJ, 07930
Attn: G. Patrick Corydon	Attn: David B. Ingrey, CPCU, ARe
Executive Vice President	Principal

Signed by the parties and effective as of the date set forth in Section 1.2, above.

PROTECTIVE INSURANCE COMPANY

Dated: September 9, 2009                                                          By: /s/G. Patrick Corydon

      G. Patrick Corydon
      Executive Vice President

PALADIN REINSURANCE MANAGEMENT, LLC

DATED: September 9, 2009                                                       By: /s/David B. Ingry

       David B. Ingrey
       Director

DATED: August 13, 2009                                                          By: /s/ Haas Chaudhry

       Haas Chaudhry
       Director

DATED: September 9, 2009                                                       By: /s/ Martha Atwater

       Martha Atwater
       Director

DATED: August 13, 2009                                                          By: /s/ Adam C. Tyburski

       Adam C. Tyburski
       Director

MANAGING GENERAL AGENCY AGREEMENT
EXHIBIT A – LISTING OF SEPARATE AGREEMENTS

1.	AMENDED AND RESTATED PROPERTY CATASTROPHE REINSURANCE INTERMEDIARY MANAGER AGREEMENT, effective July 2, 2007.

2.	CLASH AND WORKERS COMPENSATION CATASTROPHE REINSURANCE INTERMEDIARY MANAGER AGREEMENT, effective October 1, 2008.